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Exhibit 99.2

Arthur Schmidt & Associates, Inc.		for: BUTLER MANUFACTURING COMPANY
Tel	(516) 767-7676	(NYSE:BBR)
Fax	(516) 767-7177
Email:	asa@arthurschmidt.com

FOR IMMEDIATE RELEASE
CONTACT: John Holland Chairman and CEO 816-968-3255

BUTLER MANUFACTURING COMPLETES
MERGER WITH BLUESCOPE STEEL

        KANSAS CITY, MO, April 27, 2004—Butler Manufacturing Company (NYSE: BBR) today announced completion of the merger with BlueScope Steel Limited. As previously announced, the merger was approved by the stockholders of Butler on April 27, 2004, and the remaining closing conditions set forth in the agreement and plan of merger were satisfied or waived after the special meeting of stockholders on April 27, 2004. As a result of the merger, the common stock of Butler has been delisted from trading on the New York Stock Exchange and Butler is privately held by BlueScope Steel Limited. Each share of Butler common stock outstanding at the effective time of the merger was converted into the right to receive $22.50 per share in cash. The merger was valued at approximately $143 million, plus the assumption of debt.

        Butler's stockholders will shortly be receiving instructions for redeeming their common stock in the form of a letter of transmittal from the paying agent for this transaction.

        Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.

        BlueScope Steel, headquartered in Melbourne, Australia, is the largest steel producer in Australia and New Zealand. The Company manufactures steel slab, hot and cold rolled coil, plate, tinplate and metallic painted and coated steel products such as the market-leading COLORBOND® and ZINCALUME® steel brands.

Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.

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The information and opinions contained in this release have been furnished and approved by Butler Manufacturing Company. We are retained by them as investor relations counsel.

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BUTLER MANUFACTURING COMPLETES MERGER WITH BLUESCOPE STEEL